THE UNIVERSITY OF TEXAS
MD Anderson Cancer Center
Making Cancer History®

Combining Annamycin, a Non-cardiotoxic Potent Topo II Poison, with Azacitidine, Cytarabine, Gemcitabine, Ifosfamide, Trabectedin, or Vincristine to Synergize Anticancer Effects and Identify Potential Clinical Applications

R. Zielinski , K. Grela, , S. Skora, I. Fokt, N. Baran and W. Priebe

Department of Experimental Therapeutics, The University of Texas MD Anderson Cancer Center



INTRODUCTION

Annamycin (ANN) is a potent topoisomerase II poison structurally related to doxorubicin (DOX) but displaying superior biological properties, such as strong in vivo efficacy, reduced toxic side effects, and activity against cancers resistant to common therapeutic agents. ANN is currently clinically evaluated as a liposome formulated drug product, L-ANN. Importantly, L-ANN preclinical and clinical data clearly indicate a lack of cardiotoxicity, which is a common side effect and a dose-limiting factor in this class of therapeutics.

In addition, ANN and L-ANN display unique organotropism that significantly differs from that of DOX. This finding further increased our interest to study the potential synergistic or additive effects of combining ANN with different anticancer agents. The efficacy of L-ANN has been established in multiple tumor models including leukemia and solid tumors, further strengthening the rationale of this study.

OBJECTIVE

The objective of the study was to assess the efficacy of ANN in combination with approved anticancer agents in order to identify novel potentially highly efficacious clinical application of ANN alone and with a therapeutic partner.

METHODS

ANN (*in vitro*) and L-ANN (*in vivo*) were tested in combination with selected FDA approved drugs. Activity *in vitro* was assessed after 72 hours of treatment using a cytotoxicity assay followed by determination of the combination indexes. In separate *in vitro* experiments, ANN activity was tested against drug resistant cell lines, including cells resistant to cytarabine and venetoclax. The most efficacious drug combinations from the *in vitro* studies were then tested using well developed *in vivo* models of leukemia and solid tumors, including sarcoma and pancreatic cancer.

RESULTS

Annamycin (L-ANN) Synergizes with ARA-C in Increasing Survival in p53-null AML Model (AML-mTurq2)


Analysis of Minimal Residual Disease (MRD)
A
L-ANN Day 36
L-ANN+ ARA-C Day 36
Bone marrow
Spleen
Lungs
B
Percent survival
Time, days
Vehicle
L-ANN 4 mg/kg
ARA-C 50 mg/kg
L-ANN + ARA-C

Group	n	MS (days)	P (Veh)	P (ARA-C)	P (L-ANN)
Vehicle	10	14			
ARA-C	10	17	0.6		<0.0001
L-ANN	10	34.5	<0.0001	<0.0001	-
L-ANN + ARA-C	14	58	<0.0001	<0.0001	<0.0001

Figure 1. Efficacy of L-ANN and Cytarabine in syngeneic AML model. [illegible] MS - Median Survival.

Efficacy of combination of liposome formulated Annamycin (L-ANN) and vincristine (VCR) in mouse acute myeloid leukemia model


Vehicle
Combination
Probability of Survival
Time

Group	n	MS (days)	Survival, %	P vs (Veh)	P vs (L-ANN)	P vs (VCR)
Vehicle	[illegible]	[illegible]	[illegible]			
L-ANN 4 mg/kg	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	
VCR 1 mg/kg	[illegible]	[illegible]	[illegible]	[illegible]		[illegible]
Combination	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Figure 2. Efficacy of L-ANN and VCR in murine acute myeloid leukemia model. [illegible] MS - Median Survival.

Efficacy of combination of liposome formulated Annamycin (L-ANN) and gemcitabine (GEM) in pancreatic ductal adenocarcinoma model


A
Vehicle
GEM
L-ANN
L-ANN + GEM
L-ANN
GEM
Days

Group	n	Dose/Schedule	Route	MS (days)	P vs vehicle	P vs L-ANN	P value vs GEM
Vehicle	10	Saline	[illegible]	40.5	-	[illegible]	[illegible]
GEM 50 mg/kg	10	50 mg/kg once a week	IP	60	[illegible]	[illegible]	-
L-ANN 2 mg/kg	10	2 mg/kg once a week	IV	42		-	[illegible]
L-ANN 2 mg/kg + GEM 50 mg/kg	10	Same as single agents	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

Figure 3. Efficacy of L-ANN and GEM in orthotopic MDA PATC53 pancreatic cancer model. [illegible]

Efficacy of combination of liposome formulated of Annamycin (L-ANN) and alkylating agent ifosfamide (IFO) in fibrosarcoma lung metastasis model



Figure 4. Efficacy of L-ANN and IFO in MCA205 fibrosarcoma lung metastatic model. [illegible] MS - Median Survival.

Efficacy of combination of liposome formulated Annamycin (L-ANN) and ifosfamide (IFO) in human osteosarcoma model



Figure 5. Efficacy of L-ANN and IFO in human osteosarcoma model. [illegible]

Effects of combination of Annamycin (ANN) and trabectedin (TRB) in pancreatic cancer cell lines


Mpanc-96
MiaPaca-2

Figure 6. In vitro analysis of synergy between ANN and trabectedin in Mpanc-96 and MiaPaCa-2 cell lines. [illegible]

Effects of combination of Annamycin (ANN) and trabectedin (TRB) in a panel of sarcoma cell lines



Figure 7. *In vitro* analysis of synergy between ANN and trabectedin in a panel of sarcoma cell lines. [illegible] CI below 1 indicates synergistic nature of interaction, 1.0 – additive effect and CI above 1.0 indicates antagonism between tested agents. [illegible] -combinatory index calculated of fraction effect ED50, ED75, ED90. R - linear correlation coefficient.

In vitro analysis of synergy between ANN and Azacitidine (AZA) in MOLM-13 human myeloid leukemia model



Figure 8. *In vitro* analysis of synergy between ANN and Azacitidine in MOLM-13 human myeloid leukemia model. [illegible]

CONCLUSIONS

Annamycin (ANN) is a highly versatile drug capable of working synergistically with numerous mechanistically different FDA approved anticancer agents both *in vitro* and *in vivo*. Our studies are working towards identifying new efficacious clinical applications of L-ANN drug combinations with the long-term goal of developing novel therapeutic strategies for treatment resistant cancers.

ACKNOWLEDGEMENTS

This work was supported by a grant (PI, Waldemar Priebe) from Moleculin Biotech, Inc. (NASDAQ:MBRX). Dr. Priebe is Chairman of the Scientific Advisory Board and owns stock in Moleculin Biotech, Inc., and is an inventor of Annamycin. Drs. Fokt and Zielinski own stocks and are consultants to Moleculin Biotech,Inc.

Please contact us at wpriebe@mdanderson.com to discuss our data and for permission to reprint and/or distribute this presentation.